UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

To the Stockholders of InterMune, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of INTERMUNE, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 21, 2009, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect two directors to hold office until the 2012 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009;

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 70,000,000 shares to 100,000,000 shares;

4. To approve the amendment of the Company’s Amended and Restated 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 2,000,000 shares; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 31, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

Brisbane, California

April [21], 2009

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

PROXY STATEMENT

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April [21], 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2009 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 43,907,875 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 31, 2009, your shares were registered directly in your name with InterMune’s transfer agent, Mellon Shareholder Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 31, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

On what am I voting?

•	To elect two directors to hold office until the 2012 annual meeting of stockholders or until their successors are elected;

•

To ratify the selection, by the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 70,000,000 shares to 100,000,000 shares; and

•

To approve the amendment of the Company’s Amended and Restated 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 2,000,000 shares.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or withhold your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 20, 2009 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 20, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2009.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director and “For” proposals 2 and 3. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Shareholder Services, LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Shareholder Services, LLC will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy.

•	You may send a written notice that you are revoking your proxy to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2009, to InterMune’s Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005. If you wish to submit a proposal that is not to be included in next year’s proxy materials or to nominate a director, you must do so between January 21, 2010 and February 20, 2010. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received by the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	Proposal 1 — Election of Directors. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

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Proposal 2 — Ratification of the Selection, By the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the Independent registered public accounting firm of the Company For Its Fiscal Year Ending December 31, 2009. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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Proposal 3 — Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock From 70,000,000 Shares to 100,000,000 shares. This proposal must receive a “For” vote from the majority of the outstanding shares either in person or by proxy to be approved. If you do not vote, or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

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Proposal 4 — Amendment of the Company’s Amended and Restated 2000 Equity Incentive Plan. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 43,907,875 shares outstanding and entitled to vote. Accordingly, 21,953,938 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors (the “Board”) shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of six directors, divided into the three following classes:

•	Class I directors: David S. Kabakoff, Ph.D. and Daniel G. Welch; whose terms will expire at the annual meeting of stockholders to be held in 2010;

•	Class II directors: James I. Healy M.D., Ph.D. and Louis Drapeau; whose terms will expire at the annual meeting of stockholders to be held in 2011; and

•	Class III directors: Lars G. Ekman, M.D., Ph.D. and Jonathan S. Leff; whose terms will expire at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are two nominees for two Class III positions: Dr. Ekman and Mr. Leff, each of whom is a current director. Dr. Ekman and Mr. Leff each have been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the number of directors has been fixed at seven by a resolution of the Board. The Board currently consists of six directors leaving one vacancy which the Board may fill at any time.

The Company does not have a policy regarding directors’ attendance at the Annual Meeting. All of the Company’s directors who were members of the Board at the time attended the 2008 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2010 Annual Meeting of Stockholders
David S. Kabakoff, Ph.D.(1)(3)	61	Director	2005
Daniel G. Welch	51	Chairman, Chief Executive Officer and President	2003

Class II Directors whose terms expire at the 2011 Annual Meeting of Stockholders
James I. Healy M.D, Ph.D.(1)(3)	44	Director	1999
Louis Drapeau(1)(2)	65	Director	2007

Class III Directors for election at the 2009 Annual Meeting of Stockholders
Lars G. Ekman M.D Ph.D.(2)(3)	59	Lead Independent Director	2006
Jonathan S. Leff(2)	40	Director	2000

(1)	Member of the Audit and Compliance Committee of the Board.

(2)	Member of the Compensation and Governance and Nominating Committee of the Board.

(3)	Member of the Science Committee of the Board.

Set forth below is biographical information for the nominee and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

LARS G. EKMAN, M.D., PH.D. has served as Lead Independent Director of the Board since May 2008 and has been a member of the Board since September 2006. Dr. Ekman has served as CEO and Chairman of Cebix Incorporated since May 2008. Until transitioning his role to serve solely as a director of Elan Corporation in December 2007, Dr. Ekman served as President of Research and Development of Elan which he joined in 2001 as Executive Vice President and President of Global Research and Development. From 1997 to 2001 he was Executive Vice President, Research and Development at Schwartz Pharma AG. From 1984 to 1997, Dr. Ekman was employed in a variety of senior scientific and clinical functions at Pharmacia (now Pfizer). Dr. Ekman is a member of the board of directors of Elan Corporation, Amarin Corporation, ARYx Therapeutics and Cebix Incorporated. Dr. Ekman holds an M.D. and a Ph.D. from the University of Gothenburg, Sweden.

JONATHAN S. LEFF has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC, a global private equity investment firm, in 1996 and is currently a Managing Director responsible for the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff serves on the boards of directors of Allos Therapeutics, Inc., Inspire Pharmaceuticals, Inc. and ZymoGenetics, Inc., all of which are publicly held companies. Mr. Leff also serves on the board of directors of several private companies. Mr. Leff holds an A.B. in Government from Harvard University and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

DAVID S. KABAKOFF, PH.D. has served as a member of the Board since November 2005. Dr. Kabakoff has served as Executive-in-Residence of Sofinnova Ventures from May 2007 to the present. Dr. Kabakoff has also served as President and Chief Executive Officer of Strategy Advisors, LLC, a consulting company, from August 2000 to the present. From January 2001 to June 2005, when it was acquired by Cephalon, Inc., a biotechnology company, Dr. Kabakoff served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company that was acquired by Elan Pharmaceuticals. Dr. Kabakoff is a member of the board of directors of Avalon Pharmaceuticals, Inc. Dr. Kabakoff also serves on the boards of directors of several private companies. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University.

DANIEL G. WELCH has served as the Chairman, President and Chief Executive Officer of the Company and a member of the Board since May 2008 and as the President and Chief Executive Officer of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global private equity investment firm. From August 2002 to January 2003, Mr. Welch served as chairman and chief executive officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as president of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies Sanofi and Sterling Winthrop, including vice president of worldwide marketing and chief operating officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch is a member of the board of directors of Seattle Genetics and also serves as a member of the board of directors at a private company. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

LOUIS DRAPEAU has served as a member of the Board since his appointment September 2007. He currently serves as Interim Chief Executive Officer as well as Vice President and Chief Financial Officer of InSite Vision Incorporated. Prior to joining InSite Vision in October 2007, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, he held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005. Mr. Drapeau spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner. He also serves on the boards of directors of Bio-Rad Laboratories and Bionovo, Inc. Mr. Drapeau holds an undergraduate degree in mechanical engineering and a master’s in business administration from Stanford University.

JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the interim Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a general partner and managing director. From January 1998 through March 2000, Dr. Healy was a partner at Sanderling Ventures. During 1997, Dr. Healy was supported by a Novartis Foundation bursary award and performed research at Brigham and Women’s Hospital. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the board of directors of several private companies. Dr. Healy holds a B.A. in Molecular Biology and a B.A. in Scandinavian studies, both from the University of California at Berkeley. Dr. Healy holds an M.D. and a Ph.D. from the Stanford University School of Medicine.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chairman, Chief Executive Officer and President.

Information Regarding the Board of Directors and its Committees

In March 2004, the Board approved an amended Corporate Governance Guidelines and Code of Director Conduct and Ethics to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management, and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committees, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/governance_guidelines.pdf.

During 2008, the Board met eight times, including by telephone conference, and acted by unanimous written consent one time. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member). Currently, the Board has an Audit and Compliance Committee, a Compensation and Governance and Nominating Committee and a Science Committee.

Audit and Compliance Committee

The Audit and Compliance Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, the qualifications, independence and performance of the firms engaged as independent outside auditors, corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. For this purpose, the Audit and Compliance Committee performs several functions. Among other things, the Audit and Compliance Committee:

•	appoints, compensates, retains and oversees the independent registered public accounting firm;

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determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors, and monitors auditor partner rotation and potential conflicts of interest;

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reviews and discusses with the independent registered public accounting firm and management, as appropriate, the Company’s critical accounting policies, financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews financial risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

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directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit and Compliance Committee;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit and Compliance Committee report;

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oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

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ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit and Compliance Committee members and has determined that all members of the Company’s Audit and Compliance Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) of the Marketplace Rules of the Nasdaq Stock Market and (ii) of the Nasdaq listing standards. Mr. Drapeau is currently the Chairman of the Audit and Compliance Committee. The Board has determined that Mr. Drapeau qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In March 2008, the Board approved the Charter of the Audit and Compliance Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Audit_and_Compliance_Committee.pdf. The Audit and Compliance Committee is currently composed of Dr. Healy, Dr. Kabakoff and Mr. Drapeau. In 2008, the Audit and Compliance Committee met seven times. (Please see “Audit and Compliance Committee Report” below.)

Compensation and Governance and Nominating Committee

The Compensation and Governance and Nominating Committee approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock plans, performs such other functions regarding compensation as the Board may delegate, develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders. The Compensation and Governance and Nominating Committee approves all compensation, including equity grants, for the Company’s vice presidents and above, and all equity grants to non-vice president employees and consultants for greater than or equal to 20,000 shares of common stock.

For Board membership, the Compensation and Governance and Nominating Committee takes into consideration applicable laws and regulations (including those of Nasdaq), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Compensation and Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Compensation and Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Compensation and Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Compensation and Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Compensation and Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Compensation and Governance and Nominating Committee and the Chairman, Chief Executive Officer and President then interview candidates that the Compensation and Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.

The Compensation and Governance and Nominating Committee will consider director candidates recommended by stockholders. To date, the Compensation and Governance and Nominating Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In March 2008, the Board approved the Charter of the Compensation and Governance and Nominating Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Compensation_and_Governance_and_Nominating_Committee.pdf. The Board has authorized a subcommittee comprised of the Company’s Chief Executive Officer, Senior Vice President of Human Resources and General Counsel to make normative (i.e., consistent with a matrix pre-approved by the Compensation and Governance and Nominating Committee) new hire equity grants of less than 20,000 shares of common stock to non-executive committee employees and consultants. (Please see “Compensation and Governance and Nominating Committee Report” below.) The Compensation and Governance and Nominating Committee is currently composed of Messrs. Ekman, Leff and Drapeau and Mr. Leff is currently the Chairman of such committee. Each of Messrs. Ekman, Leff and Drapeau are considered to be independent as independence is currently defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. In 2008, the Compensation and Governance and Nominating Committee met seven times.

Science Committee

In March 2007, the Board created a Science Committee. In July 2007, the Board approved the Science Committee charter, which will be posted on our corporate website at http://www.intermune.com/pdf/charter_science_committee.pdf. The Science Committee is composed of Dr. Healy, Dr. Ekman and Dr. Kabakoff and Dr. Ekman is currently the Chairman of such committee.

Special Business Development/Finance Committee

In March 2005, the Board created the Business Development/Finance Committee as an ad-hoc committee of and directed by the Board to advise the Board on matters involving business development partnering and other financial matters of the Company. The Board has determined that members of the Business Development/Finance Committee will not receive compensation for their service on this special, ad-hoc committee after 2007. The Board disassembled the Special Business Development/Finance Committee, comprising of Messrs. Welch, Kabakoff and Leff in May 2008. No meetings were held prior to such determination.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonable timely period.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, including our chief executive officer, chief financial officer and controller, and to the members of the Board. The purpose of this Code is to deter wrongdoing and to promote, among other things:

(1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

(3) compliance with applicable governmental laws, rules and regulations;

(4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

(5) the prompt public disclosure of any waivers under the Code granted to any of our executive officers, including our chief executive officer, chief financial officer and controller; and

(6) accountability for adherence to the Code.

The Code of Business Conduct and Ethics is available on our corporate website at http://www.intermune.com/pdf/Code_of_Conduct_01OCT07.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose the nature of the waiver along with the reasons for the waiver.

2008 AUDIT AND COMPLIANCE COMMITTEE REPORT(1)

The Audit and Compliance Committee, currently composed of Dr. Healy, Dr. Kabakoff and Mr. Drapeau, oversees the Company’s financial reporting process on behalf of the Board. The Audit and Compliance Committee meets with the independent registered public accounting firm, Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The members of the Audit and Compliance Committee are appointed by and serve at the discretion of the Board. The Audit and Compliance Committee held seven meetings during 2008.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management and the unaudited financial statements in the Quarterly Reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit and Compliance Committee, among other things, is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit and Compliance Committee deems appropriate, including the auditors’ accountability to the Board and the Audit and Compliance Committee. The Audit and Compliance Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61.

In addition, the Audit and Compliance Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board, including without limitation Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit and Compliance Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits and the Audit and Compliance Committee reviewed and made non-material changes to the Committee’s charter.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the U.S. Securities and Exchange Commission. The Audit and Compliance Committee has also retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Oversight of Assessment of Internal Control Over Financial Reporting

During 2008, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit and Compliance Committee was kept apprised of the Company’s progress by management and the independent registered public accounting firm at committee meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit and Compliance Committee with its respective report on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed management’s and the independent registered public accounting firm’s evaluations that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Management has identified significant deficiencies during its assessment of internal controls over financial reporting and has presented its plan to remediate the deficiencies to the Audit and Compliance Committee. The Audit and Compliance Committee will receive regular updates from management regarding the remediation efforts.

AUDIT AND COMPLIANCE COMMITTEE

Louis Drapeau — Chairman
James I. Healy
David S. Kabakoff

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to serve as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has further directed that management to submit the Audit and Compliance Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board will reconsider its selection.

AUDITOR’S FEES

Audit Fees. The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents for the year ended December 31, 2008 were $742,696, and for the year ended December 31, 2007 were $910,220.

Audit-Related Fees. Ernst & Young LLP did not provide any audit-related services to the Company during 2008 or 2007.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in relation to the preparation and review of the Company’s income tax returns and for general tax advice provided for the year ended December 31, 2008 and for the year ended December 31, 2007 were as follows:

	2008	2007
Assistance with State and Federal income tax returns preparation	$120,900	$87,750

All Other Fees. Ernst & Young LLP did not provide any other services to the Company during 2008 or 2007.

Pursuant to the Audit and Compliance Committee’s charter, the Audit and Compliance Committee reviews, and prior to initiation of services, approves all non-audit services provided to the Company by the independent registered public accounting firm, and considers the possible effect of such services on the independence of such auditors. The Audit and Compliance Committee by prior resolution may pre-approve non-audit services. The Audit and Compliance Committee has determined that the non-audit services provided by Ernst & Young LLP in 2008 were compatible with maintaining the auditors’ independence. The Audit and Compliance Committee has pre-authorized the Company to engage Ernst & Young LLP to perform up to approximately $80,000 in non-audit/tax services in 2009, and authorized the Chairman of the Audit and Compliance Committee to pre-approve the engagement of Ernst & Young LLP to perform additional non-audit/tax services of up to approximately $80,000 for the Company. Ernst & Young LLP may not perform any additional non-audit/tax services except as pre-authorized by the Audit and Compliance Committee or its Chairman.

Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Compliance Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee may engage different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK TO

100,000,000 SHARES

The Board has adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 70,000,000 to 100,000,000 shares. As amended, Article IV, Paragraph A of the Company’s Amended and Restated Certificate of Incorporation would read in its entirety as follows:

“A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except, to the extent the additional authorized shares are issued, for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of March 31, 2009, 60,637,570 shares of the Company’s 70,000,000 authorized shares of common stock were outstanding or reserved for issuance as follows:

•	approximately 43,907,875 shares of our common stock were outstanding;

•

a total of 8,431,524 shares of our common stock were reserved for issuance upon conversion of our $85,000,000 principal amount of 0.25% convertible senior notes due 2011 and our $85,000,000 principal amount of 5.00% convertible senior notes due 2015 (collectively, “Senior Notes”);

•	options to purchase an aggregate of 4,511,434 shares of our common stock were outstanding;

•	a total of 1,696,746 shares of our common stock were reserved for future issuance under our Amended and Restated 2000 Equity Incentive Plan;

•	a total of 468,257 shares of common stock were reserved for future issuance under our Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan;

•	a total of 1,616,734 shares of common stock were reserved for future issuance under our Amended and Restated 2000 Employee Stock Purchase Plan; and

•	a total of 5,000 shares of common stock were reserved for future issuance under our 1999 Equity Incentive Plan.

Accordingly, approximately 9,362,430 shares of common stock remain available for future issuance.

The Board believes it continues to be in the best interest of the Company and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board’s discretion for various purposes, including, without limitation, in connection with future financings, establishing certain strategic relationships with other companies, expanding the Company’s business or product lines through acquisitions of other businesses or products, investment opportunities or for other corporate purposes is desirable in order to avoid repeated separate amendments to our Amended and Restated Certificate of Incorporation and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments.

Although the Company currently has a sufficient number of shares of common stock available for issuance upon conversion of the Senior Notes, in the event that Proposal 4 is approved and the share reserve under our Amended and Restated 2000 Equity Incentive Plan is increased as described under Proposal 4, there will be fewer shares of common stock available for issuance than are issuable upon conversion of the Senior Notes if this Proposal 3 is not approved. If there are not enough shares of common stock available for issuance upon conversion of the Senior Notes, the Company will effectively be required to deliver cash in lieu of shares of common stock under the terms of the Senior Notes. As an accounting matter, during any period in which we do not have sufficient authorized but unissued shares of common stock, without giving effect to reserved shares, the Company will be required to account for the conversion feature of the offered Senior Notes as a derivative. During any period in which the Company is required to use derivative accounting, increases and decreases in the fair value of the conversion feature will result in non-cash charge or credit, respectively, which will affect our reported net income or loss.

The Board has plans to issue the additional shares of common stock primarily to provide equity incentives to employees, consultants, officers and directors, including the increase in the Company’s Amended and Restated 2000 Equity Incentive Plan share reserve discussed in Proposal 4. Except with respect to the conversion of the Senior Notes, our 1999 Equity Incentive Plan, Amended and Restated 2000 Equity Incentive Plan, Amended and Restated 2000 Employee Stock Purchase Plan and Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan, we currently have no specific understandings, agreements or arrangements, oral or written, that would require us to issue a material amount of new shares of our common stock. However, the Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

The additional shares of common stock that would become available for issuance if this proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control of management. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Even if the stockholders approve an increase in the number of the Company’s authorized shares, the Company reserves the right not to amend the Amended and Restated Certificate of Incorporation if the Board does not deem such amendment to be in the best interest of the Company and its stockholders following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN TO INCREASE

THE NUMBER OF SHARES

AUTHORIZED FOR ISSUANCE

In January 2000, the Board adopted, and the stockholders subsequently approved, the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”). In June 2002, the stockholders approved an amendment of the Incentive Plan to increase the aggregate number of shares reserved for issuance under the Incentive Plan by 2,500,000 shares. As a result of this amendment, as of December 31, 2002, there were an aggregate of 6,278,226 shares reserved for issuance under the Incentive Plan. In March 2003, the Board amended the Incentive Plan, subject to stockholder approval, to add 1,300,000 shares of common stock to the share reserve to increase the aggregate number of shares authorized for issuance under the Incentive Plan from 6,278,226 shares to 7,578,226 shares. However, the Company’s stockholders did not approve this amendment at the Company’s 2003 annual meeting of stockholders, and the increase was not implemented. In March 2004, the Board adopted an amendment to the Incentive Plan that added 1,000,000 shares of common increase to the share reserve to increase the aggregate number of shares authorized for issuance under the Incentive Plan from 6,278,226 shares to 7,278,226 shares and the stockholders approved this amendment at the Company’s 2004 annual meeting of stockholders. In May 2007, the stockholders approved an amendment of the Incentive Plan, among other things, to increase the aggregate number of shares reserved for issuance under the Incentive Plan by an additional 1,500,000 shares bringing the aggregate number of shares authorized for issuance under the Incentive Plan to 8,778,226.

As of March 31, 2009, options (net of canceled or expired options) covering 3,911,045 shares had been granted under the Incentive Plan, and only 1,696,746 shares of the Company’s common stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expirations of options) remained available for future grant under the Incentive Plan. In March 2009, the Board adopted the amendment of the Incentive Plan, subject to stockholder approval, which would include the following change to the Incentive Plan:

•	increases the number of shares authorized for issuance under the Incentive Plan by 2,000,000 shares, from 8,778,226 to 10,778,226 shares.

The Board adopted the amendment to the Incentive Plan to provide the Company with more flexibility in granting equity incentives to current and new employees and to ensure that the Company can continue to grant equity incentives at levels determined appropriate by the Board. The text of the proposed amendment to the Incentive Plan is attached hereto as Appendix A and is incorporated by reference.

During the last fiscal year, under the Incentive Plan, the Company granted to all current executive officers as a group, options to purchase 180,000 shares of common stock at exercise prices at $15.34 per share and 59,988 shares of common stock with a market value on the date of grant equal to $15.34, and to all employees (excluding executive officers) as a group, options to purchase 490,725 shares at exercise prices ranging from $11.68 to $19.53 per share and 90,750 shares of common stock with a market value on the date of grant equal to $15.34.

During the last fiscal year, no options or other awards were granted under the Incentive Plan to any directors, except for Mr. Welch who was an executive officer on the date of the grant. (For information regarding stock option grants to non-employee directors under the Company’s 2000 Non-Employee Directors’ Stock Option Plan, see “Executive Compensation — Compensation of Directors.” For information regarding stock option grants to certain executive officers of the Company, see “Executive Compensation — Stock Option Grants and Exercises.”)

In order to address potential shareholder concerns regarding the number of options, stock appreciation rights or stock awards we intend to grant in a given year, the board of directors commits to our stockholders that, for the next three fiscal years (commencing on January 1, 2007) it will not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors greater than an average of 4.5% (the limit Institutional Shareholder Services will apply to Intermune in 2007) of the number of shares of our common stock that we believe will be outstanding over such three year period. For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to (1) 1.5 option shares, if our annual stock price volatility is 53% or higher, (2) two option shares if our annual stock price volatility is between 25% and 52%, and (3) four option shares if our annual stock price volatility is less than 25%.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

The essential features of the Incentive Plan are summarized below (which summary is qualified in its entirety by reference to the text of the Incentive Plan, a copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and is incorporated by reference):

General

The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock bonuses and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Non-statutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the IRC. (See “Federal Income Tax Information” for a discussion of the tax treatment of awards.)

Purpose

The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 132 employees (including eight executive officers), directors and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.

Administration

The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the Incentive Plan to a committee, composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the IRC or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The Board may also delegate to a committee of one or more officers of the Company to grant or amend options to non-executive committee level employees. The Board has delegated administration of the Incentive Plan to the Compensation and Governance and Nominating Committee of the Board. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) of the IRC require that the directors who serve as members of the committee must be “outside directors.” The Incentive Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the Incentive Plan

Pursuant to the March 2009 amendment and subject to stockholder approval of this Proposal, an aggregate of 10,778,226 shares of common stock have been reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will not be available for issuance under the Incentive Plan, and if shares subject to an award are not delivered to a participant because the shares are withheld for the payment of taxes or the award is exercised through the reduction of the number of shares subject to the award (i.e., a “net exercise”), the number of shares not delivered to the participant will not remain available for issuance under the Incentive Plan. In addition, the issuance of each single share of common stock through the granting of a stock purchase award or stock bonus award will reduce the number of shares available for issuance under the Incentive Plan by the equivalent of 1.67 shares of common stock. The aggregate number of shares of common stock issuable under the Incentive Plan pursuant to the exercise of all incentive stock options may not exceed 10,000,000 shares.

Eligibility

Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Incentive Plan exercisable for more than 1,000,000 shares of common stock during any calendar year (“Section 162(m) Limitation”).

Terms of Options

The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the IRC. (See “Federal Income Tax Information.”) As of March 31, 2009, the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market (the “NASDAQ”) was $16.44 per share.

The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement (iii) by a “net exercise” of the option, (iv) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of shares, results in either the receipt of cash by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (v) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest as follows: one quarter of the grant vests after the first year, and the remainder vests monthly for three years during the participant’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means.

Term. The maximum term of options under the Incentive Plan is seven (7) years, except that in certain cases (see “Eligibility” above) the maximum term is five (5) years. Options under the Incentive Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the IRC), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is not extended in the event that exercise of the option within these periods is prohibited. A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Transferability. The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant non-statutory stock options that are transferable generally to the extent provided in the stock option agreement, although a non-statutory stock option may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards

Payment. Currently, the Board determines the purchase price under a stock purchase award, but the purchase price may not be less than the par value of the shares subject to the stock purchase award. The purchase price of stock acquired pursuant to a stock purchase award under the Incentive Plan must be paid either (i) in cash at the time of purchase or at the discretion of the Board, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

Restrictions on Transfer. Rights under a stock purchase award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock purchase award agreement, provided that a right to receive shares pursuant to a stock purchase award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Terms of Stock Bonus Awards

Payment. A stock bonus award may be granted in consideration of past service without a cash payment.

Vesting. Shares of stock awarded as a stock bonus under the Incentive Plan may, but need not be, subject to forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock bonus award under the Incentive Plan.

Restrictions on Transfer. Rights under a stock bonus award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus award agreement, provided that a right to receive shares from a stock bonus award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of (i) the sale, lease, license or other disposition of all or substantially all of the assets of the Company (including without limitation, dissolution or liquidation of the Company), (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume awards outstanding under the Incentive Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to the effective date of the corporate transaction. With respect to any other stock awards outstanding under the Incentive Plan, such stock awards will terminate if not exercised (if applicable) prior to such event.

Amendment of Terms

The Board may amend the terms of one or more outstanding options or any other stock awards at any time, provided that no amendment of an award may impair the rights of the participant without the participant’s written consent.

Repricing Limitation

The Board may not, without first obtaining the approval of the Company’s stockholders (i) reduce the exercise price of any outstanding option under the Incentive Plan, (ii) cancel any outstanding option under the Incentive Plan and replace it with an option with a lower exercise price, (iii) accept any outstanding option in exchange for a new option with a lower exercise price, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

Duration, Amendment and Termination

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on April 7, 2017.

The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of Section 422 of the IRC, Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the IRC regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers. In addition, no amendment of the Plan may impair the rights of a participant with respect to any outstanding award without the participant’s written consent.

Federal Income Tax Information

The following is a general summary under current law of the material U.S. federal income tax consequences with respect to awards granted under the Incentive Plan. This summary is provided only for general information purposes and it does not cover, among other things, state and local tax treatment of participants in the Incentive Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summarized tax information is not tax advice.

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the IRC.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Non-statutory Stock Option, Stock Purchase Awards and Stock Bonus Awards. Non-statutory stock options, stock purchase awards and stock bonus awards granted under the Incentive Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the IRC denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2008 regarding our equity compensation plans, all of which have been approved by our stockholders.

Plan Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
1999 Equity Incentive Plan(1)	51,550	$4.50	—
Amended and Restated 2000 Equity Incentive Plan(2)	3,996,170	$18.37	2,164,467
Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan	553,839	$20.92	468,257
2000 Employee Stock Purchase Plan	—	—	1,616,734

Total	4,601,559		4,249,458

(1)	The 1999 Equity Incentive Plan was superseded by the Amended and Restated 2000 Equity Incentive Plan. Accordingly, no shares or options may be granted under the 1999 Equity Incentive Plan.

(2)	Does not include 2,000,000 shares to be added to the Incentive Plan pursuant to the March 2009 amendment to the Incentive Plan, if approved by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2009 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater Than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of February 28, 2009	Percent of Total Outstanding Shares Beneficially Owned
Warburg, Pincus Equity Partners, L.P.(2)	7,357,549	—	17.0%
466 Lexington Avenue New York, NY 10017
Fidelity Management & Research Company LLC(3)	4,981,366	—	11.5
82 Devonshire Street Boston, MA 02109
Sectoral Asset Management, Inc.(4)	4,337,064	—	10.0
2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
D.E. Shaw & Co., Inc.(5)	3,425,524	—	7.9
120 W. 45th Street, Tower 45, 39(th) Floor New York, NY 10036
Barclays Global(6)	2,398,077	—	5.9
400 Howard Street San Francisco, CA 94105
BNP Paribas Arbitrage, SA(7)	2,560,733	—	5.9
555 Croton Road King of Prussia, PA 19406
Deerfield Management Company, LP(8)	2,366,542	—	5.5
780 Third Avenue, 37th Floor New York, NY 10017
Daniel G. Welch	101,117	1,037,394	2.6
John C. Hodgman	18,129	95,310	*
Marianne S. Armstrong	8,708	240,265	*
Louis Drapeau	2,000	35,833	*
Lars G. Ekman	—	63,836	*
Steven B. Porter	8,958	321,326	*
James I. Healy	1,649	167,393	*
David S. Kabakoff	—	83,002	*
Jonathan S. Leff(2)(9)	7,357,549	211,499	17.5
All named executive officers and directors as a group	7,498,110	2,255,858	22.5

*	Less than one percent

(1)

This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13G’s and 13F’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,364,648 shares outstanding on February 28, 2009, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Includes shares held outright by Warburg, Pincus Equity Partners, L.P. and two affiliated partnerships (the “WPEP Group”) as of February 28, 2009. Warburg Pincus Partners LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of the WPEP Group. The WPEP Group is managed by Warburg Pincus LLC (“WP LLC”). By reason of the provisions of Rule 13d-3 of the Exchange Act, WP Partners LLC, WP and WP LLC may be deemed to be the beneficial owners of the shares held by the WPEP Group. Mr. Leff is a managing director and member of WP LLC and a partner of WP. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 17, 2009 by Fidelity Management & Research Company LLC (“FMR”), the parent company of Fidelity. Fidelity is a registered investment advisor. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 4,981,366 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2009 by Sectoral Asset Management Inc. (“Sectoral”). Sectoral is a registered investment advisor. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral. Sectoral has sole voting power over 3,912,064 of such shares and has sole dispositive power over 4,337,064 of such shares. Messrs. Pfund and Sjöström disclaim beneficial ownership of such shares.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 17, 2009 by D.E. Shaw & Co., Inc. (“DES”). David E. Shaw is President and sole shareholder of DES, which is the general partner of D.E. Shaw & Co., L.P., which in turn is the investment adviser and managing member of D. E. Shaw Valence Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 3,425,524 shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 3,425,524 shares.

(6)	Based upon a Schedule 13G filed with the SEC on February 5, 2009 by each of Barclays Global Investors, N.A. and Barclays Global Fund Advisors (collectively, “Barclays”). Barclays is a registered investment advisor. Barclays has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 2,398,077 shares.

(7)	Based upon a Schedule 13F/A filed with the SEC on February 13, 2009 by BNP Paribas Arbitrage, SA (“BNP Paribas”). BNP Paribas is a registered investment advisor. BNP Paribas has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 2,560,733 shares.

(8)	Based upon a Schedule 13F filed with the SEC on February 17, 2009 by Deerfield Management Company, LP (“Deerfield”). Deerfield is a registered investment advisor. Deerfield has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 2,366,542 shares.

(9)	Mr. Leff is a Managing Director and member of WP LLC and a partner of WP. The 7,357,549 shares of Common Stock indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of the shares held by the Warburg Pincus entities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS

Information relating to the Company’s executive officers is incorporated herein by reference from the information under the caption “Executive Officers of the Registrant” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of the Company’s Compensation Program

The Compensation and Governance and Nominating Committee (the “Committee”), composed entirely of independent directors, as independence is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, administers the Company’s executive and equity compensation programs. The Committee (i) oversees the Company’s compensation and benefit plans and policies, (ii) administers its stock plans (including reviewing and approving equity grants to all Company employees and making recommendations to the Board of Directors of the Company (the “Board”) for equity grants to the Company’s executive officers) and (iii) reviews annually all compensation matters relating to the Company’s executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and make recommendations to the Board, which has responsibility for approving all compensation matters relating to the Company’s executive officers, including the Chief Executive Officer.

Charter of the Compensation and Governance and Nominating Committee

The charter of the Committee (the “Charter”) reflects the above-described responsibilities, and the Committee and the full Board annually review and periodically revise the Charter as necessary. The full text of the Charter is posted on the Company’s website at http://www.intermune.com/pdf/Charter_of_the_Compensation_and_Governance_and_Nominating_Committee.pdf and is attached to this proxy statement as Appendix B. The Committee’s membership is determined by the Compensation and Governance and Nominating Committee and the full Board.

The Committee’s General Compensation Philosophy

The Committee’s philosophy is:

•

to attract and retain executive officers capable of leading the Company to fulfill its business objectives by offering competitive compensation opportunities that reward individual contributions as well as overall corporate performance;

•	to provide competitive compensation opportunities consistent with industry practices where the Company competes for talent, with a specific emphasis on the San Francisco Bay Area;

•	to encourage executives to focus on the achievement of corporate and individual objectives by emphasizing the importance of cross-function collaboration; and

•	to motivate the executives to create long-term sustainable value for our shareholders by aligning individual incentives with shareholder value creation.

Committee Actions Taken During 2008

The Committee recognizes the importance of establishing sound principles for developing and administering compensation and benefits programs, and has taken actions to ensure that such compensation and benefits programs effectively carry out the Committee’s responsibilities as well as maintain strong links between executive pay and the Company’s performance.

As further described below, examples of Committee actions that the Committee has taken include:

•	engaged an experienced, independent compensation consultant to advise on executive and equity compensation matters;

•	continued the practice of holding Executive Sessions without Company management present at certain Committee meetings; and

•	continued to maintain a strong link between annual pay for the executive officers, including the Chief Executive Officer, and stockholder value through specific objectives.

Total Compensation

Total compensation for the Company’s Named Executive Officers includes base salary, annual incentives and long-term incentives. Annual incentive compensation may consist of cash incentive bonuses or equity components, each based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives set by the Chief Executive Officer or the Compensation and Governance and Nominating Committee. In addition, Named Executive Officers may receive long-term incentive compensation in the form of grants of options to purchase shares of the Company’s common stock, with exercise prices set at fair market value on the date of grant, or grants of restricted shares of the Company’s common stock to reinforce long-term decision making and a focus on stockholder value creation.

The Committee believes that due to the Company’s current business stage as a research and development biotechnology company, traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in reviewing performance of the Company and the executive officers. Therefore, in addition to traditional measures of performance, in making recommendations to the Board regarding the compensation of the Company’s Named Executive Officers, the Committee looks to other indicia of performance, such as:

•	the progress of the Company’s research and clinical trial development programs,

•	management of Company assets,

•	generation and protection of intellectual property assets,

•	regulatory developments,

•	corporate development activities, and

•	success in securing capital sufficient to allow the Company to achieve its objectives.

Assessment of performance on these qualitative factors necessarily involves a subjective assessment by the Committee and/or Board of corporate performance. Moreover, the Committee does not base its recommendations to the Board regarding executive compensation on any single performance factor, but rather considers several factors, including overall change in shareholder value, and evaluates both corporate and individual performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with the range of compensation packages paid to the executive management of other companies of comparable size, complexity and geographical location in the biotechnology industry. Toward that end, each year the Committee reviews various independent industry surveys, consults with an independent executive compensation consultant who reports directly to the Compensation and Governance and Nominating Committee, and gathers data to prepare its recommendations to the Board. Please refer to the “Independent Compensation Consultant” section below for further discussion.

The Committee believes that the midpoint salary, target bonus levels and target long-term equity incentive award values should be set in part by reference to the competitive practices of a select peer group of biotechnology companies and also the broader biotechnology industry, based upon available survey data. Primary emphasis is placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. The Committee assesses the compensation practices of a peer group of biotechnology companies, many of which also are located in the San Francisco Bay Area, which reflects the primary talent market for all positions within the Company as well as the cost of living factors that influence compensation levels in each unique biotechnology market. The Committee considered company size as measured by headcount, business complexity, research and development portfolio and other criteria to choose these companies. Based on these criteria, the companies selected by the Committee for 2008 are:

Affymax	Myriad Genetics
Arena Pharmaceuticals	NPS Pharmaceuticals
Auxilium Pharmaceuticals	Onyx Pharmaceuticals
BioMarin Pharmaceuticals	Pain Therapeutics
Cubist Pharmaceuticals	Progenics Pharmaceuticals
CV Therapeutics	Tercica
Exelixis	Theravance
Human Genome Sciences	United Therapeutics
Idenix Pharmaceuticals	XenoPort
Isis Pharmaceuticals	ZymoGenetics
Medarex

Changes from the 2007 peer group list are as follows:

Companies that were added for 2008:

Affymax
Auxilium Pharmaceuticals
Isis Pharmaceuticals
Pain Therapeutics
Progenics Pharmaceuticals
Tercica
XenoPort

Companies that were dropped for 2008:

Company	Reason
MGI Pharma	Merger with Eisai — no longer a relevant peer
Nuvelo	Realignment due to negative announcements — low revenue and market cap relative to InterMune
OSI Pharmaceuticals	Significant product revenue — higher than InterMune across all financial metrics
Pharmion	Acquired by Celgene — no longer a relevant peer
Renovis	Merger with Evotec — no longer a relevant peer
Telik	Announced Phase III trial failure and in restart mode — no longer a relevant peer

The Committee also uses a broader biotechnology industry survey data consisting primarily of national companies in the industry that best align with our market capitalization, drug pipeline, capital burn rate and number of total employees in determining the competitive positioning of pay for recommendation to the Board. The peer group and broader biotechnology industry benchmark can change from time to time based on the criteria stated above as part of the Committee’s review of our compensation practices. Collectively, the peer group and survey data form the market benchmarks for determining compensation programs, practices and levels. In general, the industry survey data is used to determine competitive ranges for salary and annual cash bonus targets for non-executive employees, while peer group data is used to determine salary and annual cash bonus targets for executives, as well as both initial and ongoing equity grants for all employees. In addition to reviewing executive officers’ compensation against the benchmarks, the Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him. Management provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to inform its decisions.

In addition to the external benchmarks, the Committee considers internal pay equity among and between members of the Company’s executive management team in making compensation-related recommendations to the Board. In doing so, the Committee considers, with regard to each member of the executive management team, the individual’s:

•	span of control,

•	potential impact on the Company’s key programs,

•	number of direct and indirect reports,

•	budgetary responsibility,

•	relative skills within the individual’s area of expertise, and

•	industry experience.

In examining long-term incentives for the executive officers and the Chief Executive Officer, the Compensation and Governance and Nominating Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

The Committee has reviewed total summary compensation information for each of the Named Executive Officers in 2008 consisting of all components of the Named Executive Officers’ 2008 compensation, including current pay (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Committee will incorporate in 2009, the use of specific information in the annual review of executive compensation when determining any executive compensation actions that may be considered.

Independent Compensation Consultant

In addition to using the Company’s Human Resources, Finance and Legal departments, the Committee engaged Radford Surveys & Consulting, a division of Aon Corporation, as its independent outside compensation consultant (“Radford”). Radford reports directly to the Committee, advising the Committee on all material matters relating to executive, equity and employee compensation. In 2008, the Committee directed Radford to survey the peer group companies and benchmark executive compensation practices among those companies and across the defined benchmarks to determine the Company’s competitive position with regard to executive compensation. At the Committee’s direction, Radford examined cash compensation, incentive plan design, long-term incentive programs, equity dilution and contractual obligations under the Company’s programs. The Committee also directed Radford to examine the Company’s overall compensation program to ensure alignment with the Company’s strategy, compensation philosophy and fairness in the administration of the plan. The Committee may make other requests to Radford on an ad hoc basis to address compensation matters concerning the Board and executive offers.

Neither Radford nor Aon Corporation advises the Company or its management, and neither receives any compensation from the Company, other than annual professional fees of less than $100,000 in providing services for the executive salary review and other consulting services as described above. The Committee’s advisor attended the majority of the meetings of the Committee during 2008.

Internal Revenue Code Section 162(m)

The Committee has not adopted a policy with respect to the application of Section 162(m) of the IRC, which generally imposes an annual corporate deduction limitation of $1.0 million on the compensation of certain executive officers. However, pursuant to Section 162(m), compensation from options granted under the Incentive Plan with exercise prices of no less than 100% of fair market value on the date of grant and in a grant amount not exceeding one million shares of common stock for the executive officer during any calendar year may be excluded from the Section 162(m) limitation, provided that the grants were made by a compensation committee consisting solely of two or more “outside directors” as defined under Section 162(m).

Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. Qualified performance-based compensation, including stock options granted under the Amended and Restated 2000 Equity Incentive Plan in accordance with the restrictions described above, is not intended to be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

Elements of Compensation

The total compensation program for the executive officers of the Company consists of the following:

•	base cash salaries,

•	annual cash incentive awards,

•	long-term equity incentive compensation; and

•	certain other benefits.

As set out in greater detail below, each element of the Company’s total compensation program is intended to serve the Company’s overall objectives, as described above. The Committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with the Company’s philosophy in total.

Base Cash Salaries

The base salaries of the Named Executive Officers are reviewed by the Committee and the Board on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to the benchmarks, as well as the individual’s criticality to the Company’s future plans.

Merit increases normally take effect in the first fiscal quarter of the year and are typically retroactive to January 1st of such year. Consistent with the peer group data, and in order to maintain compensation parity with peers, the base salaries for each of the Named Executive Officers were increased by approximately 4.0% in 2008.

In recommending the base salaries for each of the Named Executive Officers for 2008 to the Board, the Committee took into account:

•

Radford’s analysis of base salaries for similar positions at the peer companies, as well as general benchmark data for biotechnology companies similar in size to the Company, and Radford’s resulting specific salary recommendations;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business goals; and

•	the performance of that executive against predetermined corporate goals and objectives.

The recommended salaries for 2008 are competitive with those at the peer group companies and appropriate based on each individual executive’s experience, responsibilities and performance.

Annual Cash Incentive Awards

The Named Executive Officers receive annual bonuses in connection with our Company-wide performance bonus program. For each Named Executive Officer, other than the Chief Executive Officer (whose bonus is discussed below), the annual bonus target is set at 35% of the executive’s base salary. For those executives, 70% of the target bonus is linked to successful achievement of specified corporate goals that the Board determines annually for the current fiscal year, although the Board retains discretion to apply qualitative judgments in assessing performance. The remaining 30% of the target bonus is linked to performance versus the executive’s individual objectives as determined by the Chief Executive Officer. Under the plan approved by the Board, the Named Executive Officers can earn an award ranging from 0% to 150% of the target bonus opportunity based on Company and individual performance. Under the terms of Mr. Welch’s offer letter agreement, his annual target bonus is 75% of his base salary. For Mr. Welch, 80% of the target bonus is linked to successful achievement of specified corporate goals while the remaining 20% of the target bonus is linked to performance versus Mr. Welch’s individual objectives as determined by the Board. Mr. Welch may earn up to 200% of his target bonus, meaning that he may earn up to 150% of his base salary tied to performance.

Key performance objectives for the Named Executive Officers for 2008 included:

Executive	Position	Selected 2008 Objectives
Daniel G. Welch	President & CEO	• Assure achievement of corporate objectives of the other Named Executive Officers, as referenced in this table below
• Develop and execute on both annual operating plan and long-term strategic plan
• Develop and mentor the senior executive team

John Hodgman	SVP Finance & CFO	• Finish 2008 with a cash balance of at least $127.7M
• Restructure the Company’s convertible debt

Steven Porter	Chief Medical Officer	• Prepare to announce top-line CAPACITY trial results in January-February 2009
• Complete ITMN-191 Phase 1 trial

Lawrence Blatt*	Chief Scientific Officer	• Complete ITMN-191 Phase 1 trial
• Complete hepatology and pulmonology research goals

Marianne Armstrong	Chief Medical Affairs and Regulatory Officer	• Prepare for NDA filing in the event of positive CAPACITY trial data

*	Dr. Blatt left InterMune’s employ as of May 16, 2008

On March 9, 2009, the Committee met to consider the bonus compensation of the Company’s Named Executive Officers for fiscal year 2008. The Committee considered the performance of the Named Executive Officers and the Company generally in relation to the Company’s 2008 corporate performance goals and made its recommendations to the Board on March 10, 2009. The Board determined that the Company successfully achieved most, but not all, of its 2008 corporate performance goals. Among the Company’s critical achievements in 2008 were:

•	the completion of the Phase 1b clinical trial for ITMN-191, the Company’s lead candidate in hepatitis C virus (HCV),

•

the successful completion of all patient visits in the Company’s CAPACITY trials (two parallel Phase III double-blind, placebo-controlled trials evaluating pirfenidone in idiopathic pulmonary fibrosis), and the full enrollment of the CAPACITY extension study (RECAP),

•	completion of key pirfenidone pre-registration activities, and

•	significant advances in the Company’s pre-clinical research programs.

As a result of the Company’s 2008 performance, the Committee recommended to the Board that the corporate component of 2008 annual incentive compensation (which accounts for 70% of the target annual incentive compensation of members of executive management other than the Chief Executive Officer, and for 80% of the target annual incentive compensation of the Chief Executive Officer) be established at 95%.

Based on the Committee’s recommendations and determinations, the Board approved cash bonus for executive officers considering each individual’s performance as assessed by the Chief Executive Officer against the pre-defined objectives. Awards under the plan are included in the Summary Compensation Table below.

In recommending the target level of executive bonuses, the Committee compared the Company’s total cash compensation (annual base salary plus annual cash bonus) levels to data from the approved peer group, as well as from the Radford 2008 Biotechnology Compensation Report relating to public biotechnology companies with 150 to 500 employees, as well as the approved peer group (the “Radford Benchmarks”). In addition, the Committee used the services of Radford to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. As noted above, primary emphasis was placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. For 2008, the Committee generally targeted total cash compensation at the 60th percentile, based on Company and individual performance, and with reference to the market benchmarks defined above, but made adjustments from this target as appropriate. Each of the Named Executive Officers received total cash compensation at or slightly below the 60th percentile as determined above.

Mr. Welch’s bonus is based 80% on the achievement of corporate objectives and 20% on the achievement of individual objectives established by the Board. The assessment of achievement of Mr. Welch’s corporate objectives is linked to successful achievement of the Company’s performance goals. Based on this assessment, including the Board’s determination that the Company successfully achieved most of its 2008 corporate performance goals, and its qualitative assessment of Mr. Welch’s performance on his individual objectives and other observations, the Committee recommended and the Board awarded Mr. Welch a cash bonus for 2008 of $473,332 which is approximately 100% of his target bonus opportunity.

Long-term Equity Incentive Compensation

The Committee uses the grant of stock options and shares of restricted stock under the Company’s equity incentive plans to align the interests of stockholders and management. Options and shares of restricted stock granted to Named Executive Officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help keep the executive’s total compensation opportunity competitive. Annual equity incentive grants are determined with reference to the peer group data, specifically annual value transfer, percentage of a peer company’s total equity granted annually to each Named Executive Officer, and the actual number of shares and/or options granted to each peer Named Executive Officer. In addition, because stock options generally become exercisable over a period of several years and grants of shares of restricted stock are subject to a declining risk of forfeiture by the Company over a period of several years, such grants encourage executives to remain in the long-term employ of the Company.

The Company typically grants options and/or shares of restricted stock to executive officers:

•	when the executive officer first joins the Company,

•	in connection with a significant change in responsibilities,

•	as needed for ongoing retention, and

•	occasionally, to achieve equity within the Radford Benchmarks.

In general, newly hired executives receive a grant of options only as an initial incentive; ongoing grants generally tend to a blend of options and restricted shares in order to reduce the Company’s overall annual equity burn rate. When granting restricted shares in 2008, the Company calculated the number of shares using a 3:1 ratio of options grants to restricted shares. In determining the size of an option grant or grant of shares of restricted stock to a Named Executive Officer, the Board takes into account the following criteria:

•	the officer’s position and level of responsibility within the Company,

•	the existing stock and unvested option holdings previously granted by the Company to the officer in connection with his or her employment with the Company,

•	the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and

•	the practices of the Company’s competitors as set out in independent compensation surveys provided to the Committee by Radford, primarily with reference to the peer group companies described above.

In 2008, the Company’s stock options were priced as follows: for ongoing grants to current executives (whether resulting from a change in responsibilities, for retention or internal equity, or as part of an annual grant program), the price of the option was determined to be the NASDAQ closing price of the Company’s common stock as of the close of business on the day of the final Board or Committee approval of the grant.

The Company’s general policy is to grant options on fixed dates generally during open trading windows and on dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. The Company does not time the granting of our options with any favorable or unfavorable news released by the company. Proximity of any awards to an earnings announcement or other market events is coincidental.

Other Benefits

The Named Executive Officers also are eligible to participate in other benefit plans and programs made available to other eligible full-time employees, such as the Company’s (1) health insurance and other welfare benefit programs, (2) Amended and Restated 2000 Employee Stock Purchase Plan, and (3) 401(k) plan.

Post-Termination Compensation and Benefits

The Company has entered into a written agreement with Mr. Welch which, among other things, provides that in the event of a Change of Control (as defined in the agreement) of the Company that results in (i) Mr. Welch’s termination without cause (as defined in the agreement) or (ii) Mr. Welch’s resignation for good reason (as defined in the agreement), Mr. Welch will, subject to certain conditions, be entitled to receive certain benefits, including two years’ base salary, two years’ target bonus, two years’ benefits continuation, and immediate vesting of all outstanding equity grants. In addition, upon the occurrence of a Change of Control on or after September 25, 2004 and in the absence of Mr. Welch’s termination or resignation, all of his options will vest. To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

The Company has entered into written agreements with each executive officer in addition to Mr. Welch to provide that in the event of a change of control (as defined in the agreements) of the Company that results in (i) such executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the agreements), such executive officer will, subject to certain conditions, be entitled receive certain benefits, including two years base salary and two years benefits continuation, immediate vesting of all outstanding equity grants, and certain transition management services. The Company made non-material modifications to these agreements in 2008 to comply with the requirements of Section 409A of the IRC.

The Committee believes these agreements are necessary to retain the Company’s executive officers. Because mergers and acquisitions are common in the biotechnology industry, the Committee believes that these agreements, which provide executive officers with some measure of financial security in the event of a change of control of the Company, are essential to encouraging the executives to remain with the Company to achieve its business goals. Absent such protections, the Committee believes that executives would be more inclined to pursue opportunities with other organizations that do provide this protection or seek opportunities in industries they perceive would be less vulnerable to such changes of control. The Committee intends to review the need for these agreements periodically (at least annually) to determine whether they continue to be required. The terms of severance pay and benefits set out in the agreements were determined with reference to competitive benchmarks (i.e., the practices of other biotechnology companies with 150-500 employees and other companies with which InterMune competes for talent). Radford has confirmed in 2008 that the severance pay and benefits are substantially similar to those at those at the benchmark companies and therefore are appropriately competitive.

Stock Ownership/Retention Guidelines

The Company has not adopted a policy that its executive officers hold any particular amount of Company stock in their personal portfolio, nor has the Company adopted any sort of minimum holding period or hold-until-retirement stock retention requirements. This policy is reviewed as part of the annual review of executive compensation.

2008 COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE REPORT(2)

The Compensation and Governance and Nominating Committee (the “Committee”) currently consists of Mr. Jonathan Leff (Chair), Dr. Lars Ekman, and Mr. Louis Drapeau, each of whom is an independent director, as independence is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The following is a report of the Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended December 31, 2008.

Compensation Discussion and Analysis

The Compensation and Governance and Nominating Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2009 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, each as filed with the Securities and Exchange Commission.

COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE

Jonathan S. Leff — Chairman
Lars G. Ekman
Louis Drapeau

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation and Governance and Nominating Committee.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors, other than the Lead Independent Director, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $50,000, paid on a quarterly basis. The Lead Independent Director receives an annual retention fee of $75,000, paid on a quarterly basis. The Chairman of the Audit/Compliance Committee is paid an additional annual fee of $15,000, paid on a quarterly basis and each of the Chairmen of the Compensation/Corporate Governance & Nominating Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $5,000 per year for each committee he or she serves on.

During 2008, the Company paid an aggregate of $412,500 for such retention and attendance fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2008, the Company paid an aggregate of approximately $19,100 for such expenses.

Option Grants. Options for common stock are automatically granted under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) as follows:

•	each non-employee director is automatically granted on the date of initial election an initial option for 30,000 shares (an “Initial Grant”);

•

on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an option for 20,000 shares, and each non-employee director who is initially appointed to the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 20,000 shares for the portion of the year between such appointment and the next annual meeting; and

•

on the day following each annual meeting of the Company’s stockholders, the non-employee Chairman of the Board is automatically granted, in addition to the annual option grant as a non-employee director, an option for 10,000 shares and any person who is appointed as Chairman of the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 10,000 shares for the portion of the year between such appointment and the next annual meeting.

These option grants are non-discretionary and are automatically granted under the Directors’ Plan without further action by the Company, the Board or its stockholders. In March of 2007, the Corporate Governance and Nominating Committee approved a proposed amendment to the Directors’ Plan, which reduced the directors’ annual stock option grant from 20,000 shares to 12,000 shares each.

Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option, and (ii) each annual grant for 20,000 shares (or each annual grant for 12,000 shares following the March 2007 amendment of the Directors’ Plan) will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

For grants to the independent Chairman of the Board in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 10,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

If an annual option grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that option grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

Term. The maximum option term is ten years. However, options generally will terminate three months after the optionholder’s service with the Company terminates, or, in the case of an option granted to the Chairman of the Board in his or her capacity as Chairman, three months after the optionholder’s service as Chairman terminates. If termination is due to the optionholder’s disability, however, the post-termination exercise period is extended to 12 months. If termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the post-termination exercise period is extended to 18 months following death.

Transfer. The optionholder may transfer the option by gift only to immediate family or to certain trusts used for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution.

Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Adjustment Provisions. Transactions not involving the receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan, the automatic annual increase to the share reserve and the automatic option grants. The Board will also adjust outstanding options as to the class, number of shares and price per share subject to the options.

In the event of a change in control, the surviving entity may either assume or replace outstanding options under the Directors’ Plan. If this does not occur, then options granted under the Directors’ Plan to persons providing services to the Company (whether as a director, employee or consultant) will become fully vested and exercisable and any unexercised options will terminate immediately prior to the change of control event. Even if assumption or replacement does occur, the options held by non-employee directors will become fully vested and exercisable as of the date initially preceding the change of control event. A change in control includes the following:

•	a sale, lease or other disposition of all or substantially all of the Company’s securities or assets;

•	a merger or consolidation in which the Company is not the surviving corporation; or

•

a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

During the last fiscal year, the Company granted options covering an aggregate of 60,000 shares under the Directors’ Plan in the individual amounts of: 12,000 each to Dr. Ekman, Dr. Healy, Mr. Leff, Dr. Kabakoff and Mr. Drapeau. Options granted during the last fiscal year had exercise prices equal to 100% of the fair market value on the date of grant, based on the closing sales price reported in the NASDAQ Global Select Market for the date of grant. As of March 31, 2009, no options had been exercised by non-employee directors in 2008 or to date in 2009.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee members of the Board for the year ended December 31, 2008.

Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)(1)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)
Louis Drapeau	$50,000	—	$78,597				$128,597
Lars Ekman	$80,000	—	$78,597				$158,597
James Healy	$62,500	—	$78,597				$141,097
David Kabakoff	$62,500	—	$78,597				$141,097
Jonathan Leff	$62,500	—	$78,597				$141,097
William Ringo(2)	$60,000	—	$—				$60,000
Michael Smith(3)	$35,000	—	$—				$35,000

(1)	Represents the FAS 123R expense taken for options granted on May 13, 2008 to each individual. The grant date fair value of each option award was $123,654. As of December 31, 2008, each of the following non-employee directors held the respective number of outstanding options to purchase shares of the Company’s common stock: Mr. Drapeau – 51,000 shares; Dr. Ekman – 69,003 shares; Dr. Healy – 168,393 shares; Dr. Kabakoff – 84,002 shares; and Mr. Leff – 212,499 shares.

(2)	Mr. Ringo elected not to stand for reelection and therefore ceased to serve as a director effective May 13, 2008.

(3)	Mr. Smith resigned from the Board effective May 13, 2008.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position(a)	Year(b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)	Total ($)(j)
Daniel Welch(1)	2008	$631,110	$473,332	$406,784	$628,031			$65,163	$2,204,420
President, Chief Executive Officer, and Director	2007	606,836	418,717	221,187	1,346,560			22,801	2,616,101
	2006	583,440	481,338		2,086,060			42,941	3,193,779

John Hodgman(2)	2008	$335,296	$113,246	$73,635	$403,632	$180,000		$38,968	$1,144,777
Chief Financial Officer	2007	322,400	108,326	33,517	327,472	135,000		5,686	932,401
	2006	118,635	88,490		103,056			3,466	313,647

Lawrence Blatt, Ph.D(3)	2008	$340,026	$—	$14,325	$303,988	$75,000		$225,865	$959,204
Chief Scientific Officer	2007	315,482	99,377	234,184	252,585	175,000		374,531	1,451,159
	2006	303,348	252,984	295,659	364,110			420,584	1,636,685

Steven Porter, M.D., Ph.D(4)	2008	$333,287	$119,567	$49,815	$215,376	$260,000		$127,683	$1,105,728
Chief Medical Officer	2007	320,468	102,630	234,184	313,885	175,000		301,955	1,448,122
	2006	308,142	112,703	295,659	475,198			94,119	1,285,821

Marianne Armstrong, Ph.D(5)	2008	$330,970	$111,785	$47,677	$208,145	$260,000		$126,841	$1,085,418
Chief Medical Affairs and Regulatory Officer	2007	318,240	103,587	232,840	251,626	175,000		429,809	1,511,102
	2006	306,000	110,313	295,659	363,699			222,422	1,298,093

(1)	Mr. Welch joined the Company in September 2003. The Company paid Mr. Welch $39,097 and $17,559 for cost of living housing differentials in 2006 and 2007, respectively. The Company paid term-life insurance premiums for Mr. Welch in the amounts of $844, $1,242 and $1,242 in 2006, 2007 and 2008, respectively. The Company made an employer match in the amounts of $3,000, $4,000 and $5,000 to Mr. Welch as 401K contributions in 2006, 2007 and 2008, respectively.

(2)	Mr. Hodgman joined the Company in August 2006. The Company paid term-life insurance premiums for Mr. Hodgman in the amounts of $466, $1,242 and $1,242 in 2006, 2007 and 2008, respectively. The Company made an employer match in the amounts of $3,000, $4,000 and $5,000 to Mr. Hodgman as 401K contributions in 2006, 2007 and 2008, respectively.

(3)	Dr. Blatt joined the Company in May 2002. The Company granted forgivable loan and paid corresponding payroll withholding taxes in the amounts of $89,439 and $73,452 in 2006 and 2007 respectively, pursuant to his offer letter. The Company paid term-life insurance premiums in the amount of $844, $814 and $338 in 2006, 2007 and 2008, respectively. The Company made an employer match in the amounts of $3,000, $4,000 and $5,000 to Dr. Blatt as 401K contributions in 2006, 2007 and 2008, respectively. Dr. Blatt left the Company in May 2008.

(4)	Dr. Porter joined the Company in July 2001. Other annual compensation includes term-life insurance premiums in the amount of $844, $1,242 and $1,242 in 2006, 2007 and 2008, respectively. The Company made an employer match in the amounts of $3,000, $4,000 and $5,000 to Dr. Porter as 401K contributions in 2006, 2007 and 2008, respectively.

(5)	Dr. Armstrong joined the Company in April 2002. The Company granted a forgivable loan to Dr. Armstrong and paid corresponding payroll withholding taxes to Dr. Armstrong in the amounts of $127,854 and $127,853 in 2006 and 2007, respectively. The Company paid term-life insurance premiums for Dr. Armstrong in the amounts of $1,294, $1,242 and $1,242 in 2006, 2007 and 2008, respectively. The Company made an employer match in the amounts of $3,000, $4,000 and $5,000 to Dr. Armstrong as 401K contributions in 2006, 2007 and 2008, respectively.

Stock Option Grants and Exercises

The Company has granted stock options to executive officers, employees and consultants under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”) and the Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”). As of March 31, 2009, options to purchase 46,550 shares of common stock were outstanding under the 1999 Plan, and no shares of common stock remained available for future grants as the 1999 Plan was superseded by the Incentive Plan. As of March 31, 2009, options to purchase 3,911,045 shares of common stock were outstanding under the Incentive Plan and 1,696,746 shares remained available for future grants.

Grants of Plan-Based Award

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards
Name(a)	Grant Date(b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Daniel Welch	5/13/2008					67,500				$15.34	$649,701
	5/13/2008					22,500				0.00	345,150

John Hodgman	5/13/2008					25,000				15.34	240,630
	5/13/2008					8,333				0.00	127,828

Steven Bryant Porter	5/13/2008					17,500				15.34	168,441
	5/13/2008					5,833				0.00	89,478

Marianne Armstrong	5/13/2008					17,500				15.34	168,441
	5/13/2008					5,833				0.00	89,478

Lawrence Blatt(1)	—					—				—	—
	—					—				—	—

(1)	Dr. Blatt left InterMune’s employ as of May 16, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2008.

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(d)	Option Exercise Price(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have not Vested (#)(g)	Market Value of Shares or Units of Stock That Have not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested 10.58 ($)(j)
Daniel Welch	625,000	—	—	$20.08	9/25/2013			63,750	$674,475
	150,000	—	—	10.11	9/10/2014
	126,875	18,125	18,125	12.74	6/24/2015
	15,000	—	—	19.01	3/15/2016
	56,250	33,750	33,750	15.40	6/30/2016
	25,000	—	—	28.05	3/06/2017
	17,812	27,188	27,188	25.55	5/15/2014
	—	67,500	67,500	15.34	5/13/2015

John Hodgman	72,916	52,084	52,084	15.19	8/14/2016			14,582	$154,278
	9,895	15,105	15,105	25.55	5/15/2014
	—	25,000	25,000	15.34	5/13/2015

Steven Porter	100,000	—	—	42.69	8/2/2011			8,958	$94,776
	15,000	—	—	43.66	2/12/2012
	16,000	—	—	18.12	2/6/2013
	14,000	—	—	20.75	1/20/2014
	40,000	—	—	19.69	3/10/2014
	50,000	—	—	10.11	9/10/2014
	56,875	8,125	8,125	12.74	6/24/2015
	16,407	9,843	9,843	15.40	6/30/2016
	4,947	7,553	7,553	25.55	5/15/2014
	—	17,500	17,500	15.34	5/13/2015

Marianne Armstrong	85,000	—	—	24.50	5/7/2012			8,707	$92,120
	15,000	—	—	18.70	3/5/2013
	10,000	—	—	20.75	1/20/2014
	4,000	—	—	20.24	4/2/2014
	50,000	—	—	10.11	9/10/2014
	48,125	6,875	6,875	12.74	6/24/2015
	16,407	9,843	9,843	15.40	6/30/2016
	4,552	6,948	6,948	25.55	5/15/2014
	—	17,500	17,500	15.34	5/13/2015

Lawrence Blatt*	—	—	—	—	—	—	—	—	—

*	Dr. Blatt left InterMune’s employ as of May 16, 2008.

Option Exercised and Stock Vested

The following table sets forth summary information regarding the option exercises and vesting of stock awards made to each of our Named Executive Officers for the year ended December 31, 2008.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Daniel Welch	—	—	3,750	$58,088
John Hodgman	—	—	2,084	$32,281
Lawrence Blatt	18,539	$284,960	6,667	$121,441
Steven Porter	—	—	6,667	$121,441
Marianne Armstrong	—	—	6,584	$120,155

Employment, Severance and Change of Control Agreements

Welch Offer Letter Agreement. The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Compensation Committee. For 2005, his base salary was $572,000. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate goals established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Incentive Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. As of September 24, 2007, all of the Options are fully vested. Mr. Welch was also entitled to certain relocation expenses and four-year cost of living housing differential payment (“COLA”). The COLA is paid to Mr. Welch in equal monthly installments pursuant to which Mr. Welch has received $117,577 in his first two years of employment, $33,513 in his third year of employment, and $16,576 in his fourth year of employment.

In addition, at the end of each calendar year, the Company has grossed-up for income tax purposes the portion of the COLA payment that was used to pay for Mr. Welch’s non-deductible expenses.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•	Accrued Obligations;

•	A lump sum payment equal to two times the sum of his base salary plus Target Bonus;

•

Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier);

•	If the termination occurs prior to a Change in Control (as defined in the Welch Letter Agreement), two years’ worth of accelerated vesting of his Options; and

•	If the termination occurs on or after a Change in Control, accelerated vesting of all Options.

Upon the occurrence of a Change in Control on or after September 25, 2004 and in the absence of Mr. Welch’s termination or resignation, all of his Options will vest.

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

Offer Letter Agreements. The Company has entered into or amended the offer letter agreements with each of Mr. Hodgman and Drs. Armstrong and Porter, to provide that if their employment terminates other than for cause (as defined in the offer letter agreements), they will be entitled to the following lump sum cash severance payment, continuation of benefits, and vesting of Company stock following their termination date:

•

If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (i.e., Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation ( i.e., Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation ( i.e., Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares; and

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

Change of Control Agreements. The Company has entered into or amended the offer letter agreements with each of Mr. Hodgman and Drs. Armstrong and Porter, to provide that in the event of a change in control (as defined in the offer letter agreements) of the Company that results in (i) such executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter or offer letter amendment), such executive officer will, subject to certain conditions, be entitled to receive the following benefits:

•

Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year (with the salary and any pro rata target bonus paid in a single lump sum);

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.

Executive Loan and Bonus Plan for Dr. Armstrong. In April 2002, the Company entered into an employment offer letter with Marianne Armstrong, Ph.D., the Company’s Chief Medical Affairs and Regulatory Officer. Pursuant to this letter and prior to the enactment of the Sarbanes-Oxley Act in 2002, Dr. Armstrong received a $345,000 loan from the Company. This loan was entered into on May 1, 2002 for the purpose of providing housing assistance to Dr. Armstrong. This loan, evidenced by a full recourse promissory note secured by a second position Deed of Trust on Dr. Armstrong’s main residence, carried a term of five years and had an annual interest rate of 4.65%. This loan was retired in May, 2007. Pursuant to a bonus plan agreement, Dr. Armstrong has received and will continue to receive for each of her first five full calendar years of employment beginning as of January 1, 2003 minimum, annual post-tax bonuses equal to $81,120, $83,040, $79,680, $76,560 and $74,400, respectively.

Executive Loan and Bonus Plan for Dr. Blatt. In April 2002, the Company entered into an employment offer letter with Lawrence M. Blatt, Ph.D., the Company’s Chief Scientific Officer. Pursuant to this letter and prior to the enactment of the Sarbanes-Oxley Act in 2002, Dr. Blatt received a $250,000 loan from the Company. This loan was entered into on May 22, 2002 for the purpose of providing housing assistance to Dr. Blatt. This loan, evidenced by a full recourse unsecured promissory note, carried a term of five years and had an annual interest rate of 4.65%. This loan was retired in May, 2007. Pursuant to a bonus plan agreement entered into in May 2002, Dr. Blatt has received for each of his first five full calendar years of employment beginning as of January 1, 2003, a minimum annual bonus equal to $57,464, plus an amount equal to one-half of the income taxes resulting from such bonus. Dr. Blatt left the Company in May 2008.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

The following tables quantify the amount that would be payable to the NEOs and members of the Board of Directors assuming the termination of employment without cause or with good reason occurred within 12/24 months of a change in control. The amounts shown assume that the termination was effective as of December 31, 2008, and includes amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executives’ separation from the Company after the occurrence of a change in control.

Daniel Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Termination Without Cause or With Good Reason (Without Change in Control)	Termination Without Cause or With Good Reason (With Change in Control)	Death or Disability
Compensation
Base Salary			1,262,220	1,262,220
Short Term Incentives			946,665	946,665
Long Term Incentives
Performance Shares
Long Term Incentive Plan
Stock Option/SARs
Unvested and Accelerated			—	—	—
Restricted Stock
Unvested and Accelerated			198,375	674,475	198,375
Benefits and Perquisites
Incremental Non-Qualified Pension
SERP
Life Insurance Proceeds
Disability Benefits
Accrued Base Salary
Accrued Vacation Pay
401(k) Matching Contribution
Car Allowances
Welfare Benefit Contribution			62,654	62,654
Life Insurance Premium
Outplacement
Aircraft Usage
Home Security System
Office and Secretarial Services
280G Tax Gross-Up				1,163,861

Total	$0	$0	$2,469,914	$4,109,875	$198,375

John Hodgman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Termination Without Cause or With Good Reason (Without Change in Control)	Termination Without Cause or With Good Reason (With Change in Control)	Death or Disability
Compensation
Base Salary			251,472	670,592
Short Term Incentives			117,354	117,354
Long Term Incentives
Performance Shares
Long Term Incentive Plan
Stock Option/SARs
Unvested and Accelerated			—	—
Restricted Stock
Unvested and Accelerated			38,569	154,278
Benefits and Perquisites
Incremental Non-Qualified Pension
SERP
Life Insurance Proceeds
Disability Benefits
Accrued Base Salary
Accrued Vacation Pay
401(k) Matching Contribution
Car Allowances
Welfare Benefit Contribution			23,721	63,256
Life Insurance Premium
Outplacement				40,000
Aircraft Usage
Home Security System
Office and Secretarial Services
280G Tax Gross-Up

Total	$0	$0	$431,116	$1,045,479	$0

Marianne Armstrong

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Termination Without Cause or With Good Reason (Without Change in Control)	Termination Without Cause or With Good Reason (With Change in Control)	Death or Disability
Compensation
Base Salary			330,970	661,940
Short Term Incentives			115,840	115,840
Long Term Incentives
Performance Shares
Long Term Incentive Plan
Stock Option/SARs
Unvested and Accelerated			—	—
Restricted Stock
Unvested and Accelerated			23,030	92,120
Benefits and Perquisites
Incremental Non-Qualified Pension
SERP
Life Insurance Proceeds
Disability Benefits
Accrued Base Salary
Accrued Vacation Pay
401(k) Matching Contribution
Car Allowances
Welfare Benefit Contribution			11,854	23,708
Life Insurance Premium
Outplacement				40,000
Aircraft Usage
Home Security System
Office and Secretarial Services
280G Tax Gross-Up

Total	$0	$0	$481,694	$933,608	$0

Steven Porter

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Termination Without Cause or With Good Reason (Without Change in Control)	Termination Without Cause or With Good Reason (With Change in Control)	Death or Disability
Compensation
Base Salary			333,287	666,574
Short Term Incentives			116,650	116,650
Long Term Incentives
Performance Shares
Long Term Incentive Plan
Stock Option/SARs
Unvested and Accelerated			—	—
Restricted Stock
Unvested and Accelerated			23,694	94,776
Benefits and Perquisites
Incremental Non-Qualified Pension
SERP
Life Insurance Proceeds
Disability Benefits
Accrued Base Salary
Accrued Vacation Pay
401(k) Matching Contribution
Car Allowances
Welfare Benefit Contribution			31,599	63,198
Life Insurance Premium
Outplacement				40,000
Aircraft Usage
Home Security System
Office and Secretarial Services
280G Tax Gross-Up

Total	$0	$0	$505,230	$981,198	$0

Lawrence Blatt

On April 11, 2008, in connection with the impending departure of Dr. Blatt, the Company entered into a Separation Agreement with Dr. Blatt providing for the separation of Dr. Blatt from the Company to be effective May 16, 2008.

The Separation Agreement, in conjunction with the terms of his Employment Agreement, provides for (i) a separation payment equal to twelve months’ salary for a gross separation pay of $328,101, (ii) COBRA premium payments through May 31, 2009 (or until Dr. Blatt becomes eligible for employer-provided health insurance, whichever occurs first) and (iii) an extended period until December 31, 2008 to exercise vested shares of equity securities (“Separation Payments”). The Separation Payments are in addition to Dr. Blatt’s regular compensation through the effective date of his separation.

Certain Relationships and Related Transactions

Under the Company’s Statement of Policy with Respect to Related Party Transactions, information about transactions involving related persons is assessed by the Audit and Compliance Committee of the Board of Directors. Related persons include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers. If the Audit and Compliance Committee determines that a related person has a material interest in any Company transaction, then the Company’s Audit and Compliance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable SEC rules.

From January 1, 2006 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “Compensation of Executive Officers — Employment, Severance and Change of Control Agreements” above.

On January 20, 2006, the Company transferred to Dr. Lawrence Blatt, the Company’s Chief Scientific Officer, its rights in the following intellectual property:

•

US Patent Application No. 11/200,531 and PCT Application No. PCT/US05/028165, both filed by InterMune on August 8, 2005, a U.S. Continuation Application filed by InterMune on January 12, 2006 and a U.S. Continuation-In-Part Application filed by the Company on February 8, 2006;

•	all data, lab notebooks, reports and any other written materials exclusively pertaining to experiments carried out in furtherance of the glycosylated Type I interferon research program at the Company;

•	any and all laboratory reagents including proteins plasmids and cell lines; and

•	any other nonpublic know-how exclusively pertaining to the glycosylated Type I interferon research program at the Company.

Prior to transferring its rights in this intellectual property (the “Glyco Type I Interferon Intellectual Property”) to Dr. Blatt, the Company had determined that it would not continue developing the Glyco Type I Interferon Intellectual Property. The transfer of the Glyco Type I Interferon Intellectual Property to Dr. Blatt was in consideration for the Company receiving from Dr. Blatt a waiver and release of claims to rights to inventions made by Dr. Blatt prior to becoming an employee of the Company related to U.S. Patent Application No. 10/545,867, filed February 26, 2004 (the “Pump Patent”). The Pump Patent relates to a method of administering interferon alfacon-1 using a pump device and was transferred to Valeant Pharmaceuticals in connection with the Company’s divesture of its Infergen product. The Company cannot estimate what value, if any, that the Glyco Type I Interferon Intellectual Property has as it is still in early pre-clinical development. The Company estimates that it had invested approximately $150,000 in the Glyco Type I Interferon Intellectual Property, including out of pocket expenses and an allocation of full-time employees and overhead costs. The Company also waived any claims it may have to any intellectual property and/or works for hire Dr. Blatt creates out of the Glyco Type I Interferon Intellectual Property.

In compliance with the Company’s Code of Business Conduct and Ethics, Dr. Blatt requested that he be allowed, on his own time and without use of Company resources, to found and mange a new independent business entity that would be devoted to advancing technology based on the Glyco Type I Interferon Intellectual Property. The Board of Directors approved Dr. Blatt’s request.

Warburg Pincus Agreement. On October 29, 2004 we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our Board the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune. In connection with this transaction, on October 29, 2004 we also amended the Rights Agreement between the Company and Mellon Investor Services LLC dated as of July 17, 2001 to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. We also entered into a new

Registration Rights Agreement with Warburg Pincus dated as of October 29, 2004. Jonathan S. Leff, a member of our Board, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Senior Director, Investor Relations, Jim Goff, at (415) 466-2228. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

April [21], 2009

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005. A copy of the report can also be viewed by visiting the Company’s website, http://www.intermune.com.

Appendix A

PROPOSED AMENDMENTS TO AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

The Board, through an action by unanimous written consent in April 2009, did duly adopt resolutions setting forth a proposed amendment to the Incentive Plan, declaring said amendment to be advisable and directing that the proposed amendment be submitted to a vote of the Company’s stockholders. The proposed amendment would increase the maximum total number of shares of Common Stock authorized for issuance from 8,778,226 to 10,778,226 shares.

If the proposed amendment is approved by the Company’s stockholders, Section 4(a) of the Incentive Plan would be amended and restated to read as follows:

“Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate ten million seven hundred seventy eight thousand two hundred twenty six (10,778,226) shares (the “Share Reserve”), which is comprised of 2,000,000 shares that were approved by the Stockholders on May 21, 2009; 1,500,000 shares that were approved by the Stockholders on May 15, 2007, 1,000,000 shares that were approved by the Stockholders on May 27, 2004; 2,500,000 shares that were approved by the Stockholders on June 19, 2002; and 3,778,226 shares that were in the Share Reserve prior to June 19, 2002; provided, however, that such aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.67 shares for each share of Stock delivered in settlement of any Stock Purchase Award or Stock Bonus Award.”

A-1

Appendix B

INTERMUNE, INC.

CHARTER OF THE COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

(Updated as of March 2008)

Purpose:

The purpose of the Compensation and Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of InterMune, Inc., a Delaware corporation (the “Company”), shall be (1) to approve the type and level of compensation for directors, officers and employees of the Company and to administer the Company’s stock option plans (the “Stock Option Plans”) and other incentive compensation and benefits plans, (2) to develop and implement policies and procedures regarding and to oversee corporate governance matters, including the evaluation of Board performance and processes, (3) to recommend qualified candidates for election to the Board by the stockholders and (4) to perform such other functions as may be deemed necessary or convenient in the efficient and lawful discharge of the foregoing.

Composition:

The Committee shall be comprised of a minimum of two (2) members of the Board, all of whom shall be “independent” directors as such term is defined in Rule 4200(a) of the Marketplace Rules of the Nasdaq Stock Market, as may be amended periodically, and by any applicable Securities Exchange Commission (“SEC”) regulations. The members of the Committee and its Chairman will be appointed by and serve at the discretion of the Board.

The Secretary of the Company shall be the Secretary of the Committee. The Secretary shall keep minutes and records of all meetings of the Committee. In the event that either the Chairman or the Secretary is absent from any meeting, the members present shall designate any director present to act as Chairman and shall designate any director, officer or employee of the Company to act as Secretary.

Functions and Authority:

The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

Compensation and Benefits

1. To administer the various incentive compensation and benefit plans, including the Stock Option Plans, and to grant stock options under the Stock Option Plans.

2. To approve the compensation for officers and employees of the Company including, but not limited to annual salary, bonus, stock options, and other direct or indirect benefits as follows:

a.	reviewing and recommending to the Board for approval, corporate performance goals and objectives relevant to the compensation of the Company’s Executive Officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 thereunder) and other senior management, as appropriate;

b.	reviewing compensation for executive officers who may be “covered employees” under Section 162(m) of the Internal Revenue Code and overseeing compliance with Section 162(m);

c.	determining and approving the compensation and other key terms of the employment of the Company’s vice presidents, other than routine hiring option grants and normal compensation within the Company’s pre-approved guidelines;

B-1

d.	determining and recommending to the full Board for approval the compensation and other key terms of the employment of the Company’s Executive Officers taking into consideration the Executive Officer’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant; and

e.	determining and recommending to the Board for approval, the compensation and other key terms of employment of the Company’s Chief Executive Officer in light of the Company’s corporate performance goals and objectives. In determining the Chief Executive Officer’s compensation, the Committee should consider the Company’s performance and such other criteria as the Committee deems advisable and shall hold its deliberations and voting outside the presence of the Chief Executive Officer.

3. To review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated and to establish and periodically review policies for the administration of executive compensation programs.

4. To review on an annual basis compensation paid to the non-employee directors to ensure such compensation properly reflects the responsibilities and risks involved in being a director or Chairman.

5. To review and approve the Compensation Committee report on executive compensation to be included as part of the Company’s annual proxy statement.

Corporate Governance

1. To monitor and assess the relationship between the Board and management to ensure that the Board is able to function independently of management.

2. To review the charters of the Board committees annually and recommend to the Board such amendments as may be necessary or advisable.

3. To assess the needs of the Board in terms of the frequency and location of Board and Committee meetings, meeting agendas, discussion papers, reports and information.

4. To recommend to the Board the memberships of the committees of the Board.

5. To assess on a regular basis regarding the effectiveness of the Board, as a whole and the committees of the Board.

6. To monitor changes in SEC, NASDAQ and investor (including ISS) corporate governance standards.

7. To make recommendations periodically, and at least annually, to the Board concerning the responsibilities set forth above.

Nominating Candidates for Board membership

1. To identify minimum qualifications and standards for and solicit and interview prospective nominees to serve as members of the Board.

2. To consider recommendations for Board nominees and proposals submitted by the Company’s stockholders; establish any policies, requirements, criteria and procedures to facilitate stockholder proposals and communications with the Board; and recommend to the Board appropriate action on any such stockholder proposal or recommendation.

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3. To recommend to the Board for nomination by the Board, or in the case of vacancies for appointment by the Board to fill such vacancy, such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

4. To make recommendations periodically, and at least annually, to the Board concerning the responsibilities set forth above.

The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing, including the engagement of independent employment compensation experts and other experts and/or attorneys.

Meetings:

The Committee will hold at least two (2) regular meetings per year and additional meetings as the Chairman or Committee deems appropriate. The Committee may invite such officers, directors and employees of the Company as it may see fit from time-to-time to attend a meeting of the Committee and participate in the discussion of matters relating to the Committee.

Minutes and Reports:

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee shall report to the Board from time-to-time, or whenever so requested by the Board.

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